Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-158561 on Form S-3 of our reports dated March 13, 2009, relating to the consolidated financial statements of Sterling Bancshares, Inc. and subsidiaries, and the effectiveness of Sterling Bancshares, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sterling Bancshares, Inc. and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

April 23, 2009